Exhibit 3.1

FOURTH AMENDMENT

TO

AMENDED AND RESTATED BY-LAWS

OF

P.A.M. TRANSPORTATION SERVICES, INC.

The Amended and Restated By-Laws, as amended (the “Bylaws”), of P.A.M. Transportation Services, Inc., a Delaware corporation, are hereby amended and supplemented as follows:

1.       The first paragraph of Section 1 of Article III of the Bylaws is deleted in its entirety and replaced with the following:

SECTION  1.   OFFICERS.  The officers of the Corporation shall include a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary and a Treasurer, and may include a Chief Operating Officer, one or more Executive Vice Presidents or Vice Presidents, and such additional officers, if any, as shall be elected by the Board of Directors pursuant to the provisions of Section 9 of this Article III. The Chief Executive Officer, the Chief Financial Officer, the President, one or more Executive Vice Presidents or Vice Presidents, the Secretary and the Treasurer, shall be elected by the Board of Directors at its first meeting after each annual meeting of the shareholders. The failure to hold such election shall not of itself terminate the term of office of any officer. Any number of offices may be held simultaneously by the same person, except that the person serving as Chief Financial Officer may not serve simultaneously as the Chief Executive Officer. Any officer may, but need not be, a Director. Any officer may resign at any time upon written notice to the Corporation.

2.       A new Article XIII is added following Article XII of the Bylaws, to read as follows:

ARTICLE XIII.

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery in the State of Delaware lacks jurisdiction, the federal district court for the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director, officer, employee or shareholder of the Corporation arising pursuant to any provision of Delaware General Corporation Law, the Corporation’s Amended and Restated Certificate of Incorporation or these By-Laws, in each case, as amended or restated from time to time, (d) any action asserting a claim against the Corporation or any current or former director, officer, employee or shareholder of the Corporation governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as the term is defined in Section 115 of the Delaware General Corporation Law, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of this Article XIII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article XIII (an “Enforcement Action”); and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

Adopted effective as of July 27, 2023.